Exhibit 4

BROOKFIELD PROPERTY PARTNERS L.P.

Private & Confidential

January 22, 2017

Morgan Stanley Investment Management (the “Unitholder”)

522 Fifth Ave.

New York, NY 10036

Attention:         Ted Bigman

Dear Sirs/Mesdames:

Brookfield Property Partners L.P. (the “Purchaser”) intends to enter into a transaction with its Canadian commercial office subsidiary, Brookfield Canada Office Properties (the “Trust”), whereby the Purchaser will acquire all of the outstanding units of the Trust (the “Units”) it does not own pursuant to a plan of arrangement at a purchase price of C$30.10 per Unit in cash (the “Purchase Price”) (the “Arrangement”). The Purchaser expects to publicly announce its proposal to acquire the Units of the Trust on or before January 23, 2017.

This agreement (the “Agreement”) sets out the terms and conditions upon which the Unitholder agrees to vote all Units it beneficially owns and all Units that may become beneficially owned by the Unitholder (the “Subject Units”) in favour of the Arrangement and to abide by the other terms and conditions set forth herein. Schedule “A” sets out all of the Units beneficially owned by the Unitholder as of the date hereof.

1.	If an arrangement agreement with the Trust is executed in respect of the Arrangement (the “Arrangement Agreement”), the Unitholder, subject to satisfaction of its fiduciary duties, hereby covenants and agrees that the Unitholder shall vote (or cause to be voted) all of the Subject Units at any meeting of the Unitholders, and in any action by written consent of the Unitholders (unless and only then to the extent prohibited by law):

(a)	in favour of the approval, consent, ratification and adoption of the Arrangement (and any actions required in furtherance thereof) and all other resolutions to be put to the meeting of Unitholders in favour of the Arrangement; and

(b)	against the following actions (other than in respect of the Arrangement): (i) any Acquisition Proposal, (ii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Trust or any of its subsidiaries, (iii) any amendment of the organizational documents of the Trust that would reasonably be regarded as being directed towards or likely to prevent, delay or impede the consummation of the Arrangement, or (iv) any other action or transaction that would reasonably be regarded as being directed towards or that would be likely to prevent, delay or impede the consummation of the Arrangement.

The Purchaser shall have the right to vary the terms of the Arrangement in such manner as the Purchaser considers necessary or desirable and as is not inconsistent with the provisions of this Agreement and, except as otherwise provided in this Agreement, the Unitholder shall continue to be bound by the provisions of this Agreement; provided, however, that in no event will the per Unit consideration be less than the Purchase Price.

2.	If the Purchaser concludes after the date of this Agreement that it is necessary or desirable to proceed with a form of transaction (other than the Arrangement) whereby the Purchaser would directly or indirectly effectively acquire all the Units or all or substantially all of the business, properties and assets of the Trust on economic and other terms and conditions having consequences to the Unitholder (including tax consequences) that each of the Purchaser and the Unitholder reasonably determine are in substance equivalent to or better than those contemplated by the Arrangement (any such transaction is referred to as an “Alternative Transaction”), then, subject to satisfaction of its fiduciary duties, the Unitholder agrees to support the completion of the Alternative Transaction (unless and only then to the extent prohibited by law), including, if necessary, by tendering the Subject Units in the Alternative Transaction or by voting the Subject Units in favour of a special resolution approving the Alternative Transaction; provided, however, that in no event will the per Unit consideration for any Alternative Transaction be less than the Purchase Price. In the event of any proposed Alternative Transaction, any reference in this Agreement to the Arrangement shall refer to the Alternative Transaction, to the extent applicable, all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction, and all references herein to the Closing Time shall refer to the date of closing of the transactions contemplated by the Alternative Transaction.

3.	The Unitholder hereby covenants and irrevocably agrees that, from the date that the Arrangement Agreement is entered into until the earlier of (i) the termination of this Agreement pursuant to Section 5 and (ii) the time and date of the consummation of the Arrangement (the “Closing Time”), except in accordance with the terms of this Agreement, the Unitholder shall:

(a)	not directly or indirectly, through any of its officers, directors, employees, representatives or agents, (i) make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, offers or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iii) accept or enter into, or publicly propose to accept or enter into, any agreement related to an Acquisition Proposal, or (iv) otherwise co-operate in any way with any effort or attempt by any other person or group to do or seek to do any of the foregoing;

(b)	not option for sale, sell, assign, transfer, dispose of, encumber, pledge, grant a security interest in or otherwise convey, or enter into any forward sale, repurchase agreement or other monetization transaction with respect to, any of the Subject Units or any right or interest therein (legal or equitable) or agree to do any of the foregoing;

(c)	not grant or agree to grant any proxy, power of attorney or other right to vote the Subject Units, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Unitholders or give consents or approval of any kind with respect to any of the Subject Units or relinquish or modify the Unitholder’s right to exercise control or direction over or to vote any Subject Units or enter into any agreement to do any of the foregoing; or

(d)	not do indirectly anything which it may not do directly pursuant to the terms of this Section 3.

For the purposes of this Agreement, an “Acquisition Proposal” is any proposal or offer made by any person other than the Purchaser (or its affiliates) with respect to the acquisition, directly or indirectly, of any material amount of the assets, securities or ownership interests of or in the Trust and/or its subsidiaries.

Notwithstanding anything herein to the contrary, this Section 3 shall not restrict the Unitholder from (1) selling any Units or taking any such other actions that might otherwise be restricted to the extent it is required to do so in order to comply with its fiduciary duties to or its existing contractual obligations with its Funds and Accounts (defined below) or (2) selling any Units necessary in order to rebalance any of its Funds and Accounts, to fund investor redemptions or otherwise as may reasonably be required to comply with the investment objectives and strategies of such Funds and Accounts.

4.	The Unitholder represents and warrants to the Purchaser as follows:

(a)	the Unitholder has been duly formed and is a validly existing under the laws of its formation and has all necessary power, and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)	this Agreement, assuming the due authorization, execution and delivery by the Purchaser, has been duly executed and delivered by the Unitholder and constitutes a legal, valid and binding obligation of the Unitholder enforceable by the Purchaser against the Unitholder in accordance with its terms, subject, however, to limitations imposed by law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;

(c)

the Unitholder is the beneficial owner, or is the manager of funds and accounts (collectively, the “Funds and Accounts”) who are the beneficial owners, of the number of Subject Units listed opposite the Unitholder’s name on Schedule “A” to this Agreement and, except as set forth on Schedule “A,” the Subject Units shall, at the time at which the Purchaser acquires and pays for such Subject Units, be beneficially owned by the Unitholder or the Funds and Accounts with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(d)	no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Units or any interest therein or right thereto, except the Purchaser pursuant to this Agreement;

(e)	to the knowledge of the Unitholder, none of the execution and delivery by the Unitholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Unitholder with the Unitholder’s obligations hereunder will result in a breach of: (i) the governing documents of the Unitholder; (ii) any agreement or instrument to which the Unitholder is a party or by which the Unitholder or any of the property or assets of the Unitholder is bound; (iii) any judgment, decree, order or award of any court, governmental body or arbitrator; or (iv) any applicable law, statute, ordinance, regulation or rule, in each case except as would not have a material adverse effect on the ability of the Unitholder to complete the transactions contemplated hereby; and

(f)	as of the date hereof (i) the only securities of the Trust beneficially owned, directly or indirectly, or over which control or direction is exercised, directly or indirectly, by the Unitholder are those listed on Schedule “A” to this Agreement opposite the Unitholder’s name, and (ii) the Unitholder has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Unitholder or transfer to the Unitholder of additional securities of the Trust.

5.	This Agreement may be terminated by notice in writing:

(a)	at any time by mutual consent of the Purchaser and the Unitholder;

(b)	by the Unitholder:

(i)	if the Purchaser has not entered into the Arrangement Agreement on or before April 30, 2017;

(ii)	if the Closing Time has not occurred on or before July 31, 2017;

(iii)	the Purchaser has reduced the Purchase Price or changed the form of the consideration payable for the Units;

(iv)	if reasonably required in order for the Unitholder to comply with its fiduciary duties and/or existing contractual obligations with respect to its Funds and Accounts; or

(c)	by the Purchaser:

(i)	if the Purchaser has not entered into the Arrangement Agreement on or before April 30, 2017;

(ii)	if the Unitholder is in default of any covenant or condition contained herein and such default has or may have an adverse effect on the consummation of the transactions contemplated by the Arrangement and such default has not been cured within five business days of written notice of such default being given by the Purchaser to the Unitholder;

(iii)	if any representation or warranty of the Unitholder under this Agreement is at the date hereof or becomes at any time prior to the Closing Time untrue or incorrect in any material respect; or

(iv)	if the Closing Time has not occurred on or before July 31, 2017;

provided, however, that any such termination shall not prejudice the rights of a party as a result of any breach by any other party of its obligations hereunder.

6.	The Unitholder hereby agrees to keep strictly confidential the fact that the Purchaser is considering the Arrangement, that the parties were discussing the Arrangement, that the Unitholder entered into this Agreement, that confidential information is being or has been made available to the Unitholder and the terms and conditions of, or other information relating to, the Arrangement prior to public dissemination by the Purchaser of such information. Except as required by applicable laws or regulations or by any governmental authority or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other, which shall not be unreasonably withheld or delayed. The Unitholder hereby consents to the disclosure of the substance of this Agreement in any press releases issued by the Purchaser relating to the Arrangement, and in any management information circular, or other similar public disclosure document in connection with the Arrangement and to the filing of this Agreement as may be required pursuant to applicable securities laws; provided that the Unitholder shall be provided for review an advance copy of such management information circular or other public disclosure document and the Purchaser shall consider in good faith any comments the Unitholder provides thereto. A copy of this Agreement may be provided to the directors of each of the parties hereto.

7.	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

8.	The Unitholder and the Purchaser shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.	This Agreement shall be assignable by the Purchaser to any affiliate of the Purchaser but shall not be otherwise assignable by either party without the prior written consent of the other party. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

10.	Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered or sent by facsimile transmission or e-mail or similar means of recorded electronic communication:

(a)	in the case of the Unitholder to:

Morgan Stanley Investment Management

522 Fifth Ave.

New York, NY 10036

Attention:         Ted Bigman

With a copy to:

522 Fifth Ave.

New York, NY 10036

Attention:         General Counsel

(b)	in the case of the Purchaser to:

Brookfield Property Partners L.P.

73 Front Street

Hamilton HM 12

Bermuda

Fax: 441-296-4475

Attention:         Secretary

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section and if so given shall be deemed to have been received on the date of such delivery or sending (or, if such day is not a business day, on the next following business day).

11.	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York. Each party hereby submits to the non–exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in such federal and state courts and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

12.	This Agreement constitutes the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

13.	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[remainder of page intentionally left blank]

Please indicate your acceptance of the foregoing by signing, dating and returning to the Purchaser a duplicate copy of this Agreement.

Yours truly,

BROOKFIELD PROPERTY PARTNERS L.P., by its general partner, BROOKFIELD PROPERTY PARTNERS LIMITED

By:	/s/ Gregory E.A. Morrison
Name: Gregory E.A. Morrison Title: President

Irrevocably accepted and agreed this 22nd day of January, 2017.

MORGAN STANLEY INVESTMENT MANAGEMENT

By:	/s/ Theodore R. Bigman
Name: Theodore R. Bigman Title: Managing Director

SCHEDULE “A”

OWNERSHIP OF UNITS OF BROOKFIELD CANADA OFFICE PROPERTIES

Beneficial Owner Name	Units beneficially owned	Registered holder if different from beneficial owner	Total number of Units owned or controlled
TOTAL	1,547,367